Exhibit 10.4

THIS SUBORDINATED WORKING CAPITAL PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH SAID ACT.

THIS NOTE AND THE RIGHTS OF THE HOLDER OF THIS NOTE ARE SUBORDINATED UPON THE TERMS SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED THE DATE HEREOF, AMONG THE MAKER OF THIS NOTE AND THE LENDERS TO MAKER NAMED THEREIN, AS AMENDED, MODIFIED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF (THE “SUBORDINATION AGREEMENT”). IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN SAID SUBORDINATION AGREMENET AND THIS NOTE, THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

SUBORDINATED WORKING CAPITAL PROMISSORY NOTE

$3,000,000.00	March 2, 2021 (the “Issuance Date”)

FOR VALUE RECEIVED, the undersigned, DASH Medical Gloves, LLC, a Wisconsin limited liability company (“DASH”), and DASH Holding Company, Inc., a Delaware corporation (the “Parent” and together with DASH, being collectively the “Makers” and each individually being sometimes referred to herein as a “Maker”), hereby promise to pay, jointly and severally, to an account designated in writing by BRF Finance Co., LLC (the “Payee”), in lawful money of the United States of America, in immediately available funds, to such account as the Payee designates from time to time in writing not less than five (5) business days prior to the scheduled payment date (the “Payment Account”), the principal amount of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), together with interest accruing on such amount from the Issuance Date, at the rate and on the dates provided in this Note.

1. Interest; Maximum Rate. Interest shall accrue under this Note on the outstanding principal balance of this Note at a rate of 12% per annum (computed on the basis of a 360-day year and based upon the number of days actually elapsed) (the “Stated Rate”) beginning on the Issuance Date. Interest accruing at the Stated Rate on the outstanding principal under this Note shall be paid as set forth in Section 2 below.

2. Quarterly Interest Payments. Accrued and unpaid interest on the outstanding unpaid principal balance existing from time to time hereunder will be payable quarterly, in arrears, as follows: (i) 83.33% of the accrued interest shall be paid to the Payee, in lawful money of the United States of America, in immediately available funds, to the Payment Account on the last business day of each calendar quarter, commencing on June 30, 2021 and upon the date of the final payment of all principal and accrued interest under this Note and (ii) 16.77% of the accrued interest shall be paid in kind by way of accrual to, and be deemed additions to, the principal amount outstanding hereunder as of such payment date (i.e., as of and only for the period after such regularly-scheduled quarter-end payment date); provided, however, that during the continuation of any Event of Default (as defined below), the percentages set forth in the preceding clause (i) and (ii) shall be 0% and 100% respectively. All references herein to the principal amount of this Note shall be deemed to include all such interest so accrued hereunder. It is the intent hereof that the Makers not pay or contract to pay, and that Payee of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Makers under applicable law, and any amounts accruing in excess of such maximum rate shall be deemed not to be owing hereunder.

3. Maturity Date. The outstanding unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) March 2, 2027 (the “Stated Maturity Date”) and (ii) the earlier acceleration of the amounts due under this Note pursuant to Section 6 below.

4. Principal Payments. Notwithstanding anything contained herein to the contrary, commencing any time after March 31, 2022, quarterly mandatory prepayments of principal shall be made by the Maker in the amounts and subject to the conditions set forth on Exhibit A hereto. Any such payments or prepayments shall be applied first, on a proportional basis, to accrued and unpaid and uncapitalized interest, and then to the unpaid principal amount of this Note. After any such prepayment of any unpaid principal, interest shall thereafter be calculated based on the reduced principal amount of this Note.

5. Event of Default. The Maker shall be in default under this Note upon the occurrence of any of the following events of default (each, an “Event of Default”):

(a) the failure to pay any amount of the principal or cash interest due on this Note when the same shall be due and payable or, in the case of cash interest, within (5) business days thereafter, unless the obligation to make such payment is prohibited pursuant to the terms of the Subordination Agreement; or

(b) the dissolution, voluntary or involuntary bankruptcy, termination of existence, insolvency (on a consolidated basis) or appointment of a receiver of any part of the property of the Maker or any of the obligations of the Maker, and in the case of an involuntary proceeding filed against the Maker, such proceeding is not discharged or dismissed within 60 days; or

(c) any “Change of Control” of Maker, as such term is defined in the Limited Liability Company Agreement of DASH Medical Holdings, LLC, the sole shareholder of the Parent, dated on or about the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof.

6. Acceleration. Upon the occurrence of any Event of Default and at any time thereafter as long as any such Event of Default shall be continuing, the Payee may, by written notice to Maker, declare all liabilities and obligations of the Makers under this Note immediately due and payable and, subject to the terms of the Subordination Agreement, the same shall thereupon become immediately due and payable without any further action on the part of the Payee.

7. Successors and Assigns. This Note shall bind the Makers and their successors and assigns, and the benefits of this Note shall inure to the benefit of the Payee and its permitted successors and assigns. This Note may not be assigned by the Payee or the Maker without the prior written consent of the other party; provided that the Payee may assign this Note to Bryant Riley, to an immediate family member of Bryant Riley, to a trust created for the benefit of Bryant Riley or an immediate family member of Bryant Riley, or to an entity owned and controlled by Bryant Riley.

8. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

9. Submission to Binding Arbitration. In the event of any claim or controversy arising out of or relating to this Note, or a breach thereof, the parties shall attempt to settle such dispute by mediation administered by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). Such mediation shall take place in Chicago, Illinois unless otherwise agreed to in writing by the parties. If settlement is not reached within thirty (30) days after the service of written demand for mediation, any unresolved dispute shall be settled by arbitration, administered by JAMS pursuant to its Comprehensive Rules and Procedures for Arbitration by one (1) independent and impartial arbitrator and shall take place in Chicago, Illinois. If the parties cannot agree on an arbitrator within ten (10) days after the end of the mediation period, JAMS shall appoint one. Judgment upon any award rendered in arbitration shall be binding on the parties and maybe entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award attorneys’ fees and other reasonable costs of arbitration to the prevailing party. Otherwise, each party shall bar its own costs and attorneys’ fees and shall share equally in the fees and expenses of the arbitrator. The parties shall keep confidential and not disclose to any third party that any such dispute has occurred or the resolution thereof.

10. Remedies. Upon an Event of Default under this Note, Payee shall have all rights and remedies provided at law and in equity subject to the terms hereof.

11. Severability. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision of this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of Makers that such provisions shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Makers and Payee under the remainder of this Note shall continue in full force and effect.

12. Joint and Several Liability; Waivers; Counterparts. All obligations, liabilities and undertakings of each of the Makers shall be joint and several. The Makers, any other party liable with respect to the indebtedness hereunder and any and all endorsers and accommodation parties, and each one of them, if more than one, waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Payee’s rights under this Note except as otherwise specifically provided for herein. This Note may be executed by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

13. Role of Godfrey & Kahn. This Note has been drafted by Godfrey & Kahn, S.C. (“G&K”), as counsel for the Maker. The Payee acknowledges and agrees that G&K. has not represented the Payee or any third party in any way in connection with this Note and the Payee has had the opportunity to seek advice of independent legal counsel.

[Signatures follow.]

IN WITNESS WHEREOF, each Maker has caused this Subordinated Working Capital Promissory Note to be executed by its respective officer thereunto duly authorized, as of the date first written above.

MAKER:

DASH MEDICAL GLOVES, LLC

By:	DASH HOLDING COMPANY, INC, its sole member

By:	/s/ Joseph Kubicek
Joseph Kubicek, Chief Executive Officer and President

DASH HOLDING COMPANY, INC.

By:	/s/ Joseph Kubicek
Name:	Joseph Kubicek, Chief Executive Officer and President

By:	/s/ Randy Paulson
Name:	Randy Paulson, Secretary, Treasurer and Vice President

Acknowledged and agreed to as of the

date and year first above written

BRF FINANCE CO., LLC

By:	/s/ Phil Ahn
Name: Phil Ahn
Title: CFO

[Signature Page to Subordinated Working Capital Promissory Note]

EXHIBIT A

Conditions to Permitted Payments

Capitalized terms used in this Exhibit A shall have the meanings assigned to such terms in that certain Credit Agreement dated the date hereof (the “Credit Agreement”), among Maker, the Lenders from time to time party thereto, and Tree Line Capital Partners, LLC, as Administrative Agent and Lead Arranger, as amended, restated, supplemented or otherwise modified from time to time.

Commencing any time after March 31, 2022, quarterly mandatory prepayments by the Maker shall be made under this Note, subject to the following conditions and in the following amounts: (1) if (a) Consolidated Working Capital has declined sequentially for each of the three months in the preceding fiscal quarter, (b) the aggregate amount of outstanding Revolving Loans as of such date is equal to $0, (c) on a pro forma basis, the Senior Leverage Ratio for the most recently ended quarter for which financial statements have been delivered pursuant to Section 8.01(b) of the Credit Agreement is less than 3.00:1.00, (d) both before and after giving effect to any such payment, no Default or Event of Default exists or would occur as a result thereof, and (e) the Borrower has greater than $1,500,000 of Qualified Cash after giving pro forma effect to such payment, such payment shall be permitted in the amount equal to (i) the Qualified Cash of the Credit Parties, less (ii) $1,500,000; or (2) if (a) the Consolidated Adjusted EBITDA for the most recently ended fiscal quarter is greater than $2,500,000, (b) the aggregate amount of outstanding Revolving Loans as of such date is equal to $0, (c) both before and after giving effect to any such payment, no Default or Event of Default exists or would occur as a result thereof, and (d) the Borrower has greater than $1,500,000 of Qualified Cash after giving pro forma effect to such payment, such payment shall be permitted in the amount equal to the amount by which the Consolidated Adjusted EBITDA for the most recently ended fiscal quarter exceeds $2,500,000.

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